SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                 Interiors, Inc.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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            pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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

                                    INTERIORS
                               320 Washington St.
                          Mount Vernon, New York 10553

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held December 15, 2000

                                   ----------

To Our Stockholders:

      You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Interiors, Inc. (the "Company"), which will be held at the corporate offices of the Company, 320 Washington St., Mt Vernon, New York 10553 on Friday, December 15, 2000 at 10:00 a.m. (eastern standard time) for the following purposes:

      (1) To elect four directors to the Board of Directors for the ensuing year;

      (2) To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending June 30, 2001;

      (3) To approve a ten-for-one reverse stock split of Class A Common Stock and Class B Common Stock; and

      (4) To consider and act upon such other matters as may properly come before the meeting.

      The close of business on October 27, 2000 has been fixed as the record date for stockholders to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Holders of one-third of the outstanding shares of the Company's Class A Common and Class B Common Stock must be present either in person or by proxy in order for the meeting to be held. The proxy is revocable at any time in the manner set forth in the Proxy Statement and will not affect your right to vote in person in the event you attend the meeting.

                                        By Order of the Board of Directors,


                                        DAVID A. SCHWARTZ
                                        General Counsel, Executive Vice
                                            President & Secretary

Mount Vernon, New York
November 3, 2000

--------------------------------------------------------------------------------
   WHETHER YOU ATTEND THE MEETING OR NOT, YOU ARE REQUESTED TO SIGN AND DATE
     THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AT YOUR
                             EARLIEST CONVENIENCE.
--------------------------------------------------------------------------------

                                 INTERIORS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                December 15, 2000

                                   ----------

                                 PROXY STATEMENT

                                   ----------

      This Proxy Statement is furnished by Interiors, Inc. ("Interiors" or the "Company"), a Delaware corporation with principal executive offices at 320 Washington Street, Mount Vernon, New York, 10553, in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be voted at the Annual Meeting of Stockholders to be held on Friday, December 15, 2000 at 10:00 a.m. (Eastern Standard Time), or any adjournments or postponements thereof (the "Meeting"). The Board has fixed the close of business on October 27, 2000 as the record date (the "Record Date") for determining stockholders entitled to notice of and to vote at the Meeting. As of that date, 51,508,611 shares of the Company's Class A Common Stock, $.001 par value per share ("Class A Common"), were issued and outstanding, and 2,455,000 shares of the Company's Class B Common Stock, $.001 par value per share ("Class B Common"), were issued and outstanding.

      Any person giving a proxy has the right to revoke it before it is exercised. It may be revoked either by filing an instrument of revocation with the Secretary of the Company or by delivering at the Meeting a duly executed proxy bearing a later date. It also may be revoked by attending the Meeting and voting in person.

      All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company, each of whom will receive no additional compensation for his or her services, may solicit proxies by mail, telephone, telegraph or personal call. The Company has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers, and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses.

      The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to the Company's stockholders is on or about November 3, 2000. A copy of the Company's Annual Report for the fiscal year ended June 30, 2000 accompanies this Proxy Statement.

Voting Rights

      Each share of Class A Common issued and outstanding on the Record Date is entitled to one vote, and each share of Class B Common issued and outstanding on the Record Date is entitled to five votes. Neither the holders of Class A Common, nor the holders of Class B Common, have the right to cumulate votes. An affirmative vote of a plurality of the shares of Class A Common and Class B Common, voting as a single class, present in person or represented by proxy at the Meeting and entitled to vote thereon, is required for the election of directors. Proxies will be received and tabulated by the Company's transfer agent. Votes cast in person at the Meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are each included in the determination of the number of shares of Class A Common and Class B Common present and voting, with each tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas "broker non-votes" are not counted for purposes of determining whether a proposal has been approved. Any unmarked proxies, including those submitted by brokers or nominees, will be voted for the directors nominated and for all proposals submitted herewith.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

      At the Meeting, it is intended that the persons named in the proxy will vote for the election of the three nominees listed below, each director to serve until the next annual meeting or until his or her successor is elected and qualified. All of the nominees are now members of the Board. The persons named in the accompanying proxy intend to vote for the election of the nominees listed below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. If any nominee, for any reason currently unknown, cannot be a candidate for election, proxies will be voted for the election of a substitute recommended by the Board.

      In October 2000, Seaside Partners, L.P. ("Seaside") exercised a warrant to purchase 2,000,000 Class A Shares at $0.75 per share. The exercise price of $1,500,000 was paid by the return to the Company of 150,000 shares of Series B Preferred Stock, par value $.01 per share, of the Company ("Series B Preferred Shares") held by Seaside. Seaside also converted its remaining 50,000 Series B Preferred Shares and $213,485 in accrued dividends through October 11, 2000 into 303,610 Class A Shares at $2.35 per share. In addition, Seaside converted a Promissory Note in the principal amount of $1,000,000 and $9,863 in accrued interest through June 30, 2000 into 4,039,452 Class A Shares at $0.25 per share. Until March 31, 2001, Seaside has agreed not to sell, transfer, pledge, hypothecate or otherwise convey these Class A Shares. In addition, Seaside has agreed to vote all 6,343,062 such shares in support of the election of the nominees of Board of Directors as long as Seaside Partners holds these Class A Shares.

      On October 12, 2000, the Company and the former shareholders of Concepts 4, Inc. amended the terms of the purchase agreement pursuant to which the Company acquired all of the common stock of Concepts 4. Pursuant to the amended terms, the Company is required to pay to the former shareholders $3,387,526 in cash before December 10, 2000. In addition, all future purchase price and earnout obligations of the Company can be satisfied by the delivery of promissory notes bearing interest at 8% per annum. The Company has also agreed to maintain an escrow account containing Class A Shares in an amount sufficient to satisfy all purchase price obligations as they become due under the terms of the original transaction. The former shareholders have agreed to vote 7,545,876 Class A Shares held in escrow in support of the election of the nominees of Board of Directors as long as the Company is not in default under the amended purchase agreements.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Nominees for Director

      The following information is furnished concerning the Company's nominees for director. All directors hold office until their resignation, retirement, removal, disqualification, death or until their successors have been elected and qualified. Vacancies in the existing Board are filled by majority vote of the remaining directors.

Name                  Age    Position(s) Held with the Company
--------------------  ----   ---------------------------------------------------
Max Munn              56     Chairman, President, Chief Executive Officer and
                             Director

Richard Josephberg    53     Director

Roger Lourie          55     Director

James G. Bloise       56     Director

      Max Munn has been a director of Interiors since March 1994 and Chairman of the Board, President and Chief Executive Officer since September 1995. At various times since September 1995, Mr. Munn was Chief Financial Officer of Interiors. Mr. Munn previously held the positions of Executive Vice President, Operations and Secretary of Interiors from February 1994 through September 1995. Mr. Munn served as Vice President of A.P.F. Holdings, Inc. from May 1993 until A.P.F. Holdings, Inc. merged with Interiors in March 1994. Since June 1996, Mr. Munn has served as a director of Decor Group, Inc., an affiliate of Interiors, and since March 1999, Mr. Munn has served as a director and an officer of CSL Lighting Manufacturing, Inc., an affiliate of Interiors. During 1999, Mr. Munn was a director of Photo-to-Art, Ltd ("Photo-to-Art"), a position he resigned in October 1999. In February 2000, Photo-to-Art filed for protection under Chapter 11 of the Bankruptcy Code. In June 2000, the proceeding was converted from a reorganization under Chapter 11 of the Bankruptcy Code to a liquidation under Chapter 7.

      Roger Lourie has served as a director of Interiors since May 1995. Since 1980, Mr. Lourie has been a General Partner of Tremont Associates, a private equity investment fund, and since 1980 has served as President of Misty Ridge Associates, another private equity investment fund. Mr. Lourie is also Chairman of the Board of Pneumatic Tool, Inc., a tool manufacturer and Devon-Adair Publishing, Inc., a book publisher. Mr. Lourie received a B.S. degree in engineering from Rensselaer Polytechnic Institute of Technology and M.B.A. and M.I.A. degrees from Columbia University in New York.

      Richard Josephberg has served as a director of Interiors since October 1995. Since 1986, Mr. Josephberg has served as the Chairman of Josephberg Grosz & Co., Inc., a New York-based investment banking firm specializing in providing private institutional capital to emerging growth companies. From 1969 through 1975, Mr. Josephberg served as a consultant with Goldman Sachs & Co. Additionally, from 1985 through 1990, Mr. Josephberg served as a member of the New York Stock Exchange. Mr. Josephberg received a B.B.A. degree from the University of Cincinnati, and attended the M.B.A. program at Bernard Baruch Graduate School of Business in New York.

      James G. Bloise has served as a director of Interiors since September 2000. From 1996 until April 2000, Mr. Bloise was Chief Operating Officer of the Calvin Klein Jeanswear division of Warnaco Group, Inc. Prior to that Mr. Bloise served as Senior Vice President of Operations of The Leslie Fay Companies, Inc., Vice President-International for Federated Department Stores, Executive Vice President of Allied Stores Corp, and Vice President and Corporate Controller of Mast Industries, a subsidiary of The Limited, Inc. Mr. Bloise has a Bachelor of Science in Accounting from St. Bonaventure University and was Honorably Discharged from the U.S. Marine Corp. in 1968.

Committees and Compensation of the Board

      The Company has a standing Audit Committee and Compensation Committee. During the Company's last fiscal year, the Board held six meetings, and each director attended at least 75% of all Board meetings and meetings of Committees on which he served.

Audit Committee

      The Audit Committee, consisting of Messrs. Lourie and Josephberg, met twice during the last fiscal year. The Audit Committee makes recommendations concerning the engagement of the Company's independent auditors, consults with the independent auditors concerning the audit plan and reviews the comments and recommendations resulting from the auditors' report and management letter.

Compensation Committee

      The Compensation Committee, consisting of Messrs. Lourie and Josephberg, met once during the last fiscal year. The Compensation Committee reviews and approves executive salaries and administers bonus, incentive compensation and stock option plans of the Company. The Compensation

Committee advises and consults with management regarding other benefits and significant compensation policies and practices of the Company.

Director's Compensation

      Directors receive annual cash compensation of $30,000, paid quarterly, for their services to the Company as directors, and are reimbursed for any expenses actually incurred in connection with attending meetings of the Board. In addition, the Company's 1994 Director Stock Option and Appreciation Rights Plan provides for an annual grant of options to each director to purchase 10,000 shares of the Company's Class A Common at fair market value at date of grant. Options are granted to directors as of the second Monday in May of each year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of October 27, 2000, certain information as of the date thereof with respect to: (i) all persons known by the Company to be the beneficial owner of more than 5% of the shares of Class A Common or the Class B Common, (ii) all directors and nominees for director, (iii) each executive officer named below (the "Named Officers") and (iv) all directors and executive officers as a group. The business address of each of the Company's directors and the Named Officers is the Company's address unless otherwise stated in the table below.

Name and Address of
Beneficial Owner                Title of Class    Number of Shares   Percent of Class (a)(b)
-------------------             --------------    ----------------   -----------------------
Max Munn                        Class A Common         29,750(c)                *
                                Class B Common      2,455,000(c)              100%

Laurie Munn                     Class A Common         29,750                   *
14 Tomkins Avenue               Class B Common      2,455,000                 100%
Hastings, NY 10706

Richard P. Belenski             Class A Common        263,025(d)                *
                                Class B Common             --                   0%

Todd Langner**                  Class A Common         58,820(e)                *
                                Class B Common             --                   0%

James McCorry                   Class A Common        297,774(f)                *
                                Class B Common             --                   0%

Roger Lourie                    Class A Common         50,000                   *
                                Class B Common             --                   0%

Richard Josephberg              Class A Common        233,633(g)                *
                                Class B Common             --                   0%

James G. Bloise                 Class A Common             --                   0%
                                Class B Common             --                   0%

All Executive Officers and      Class A Common      1,023,002                 2.0%
Directors as a Group            Class B Common      2,455,000                 100%
(10 persons) (h)

----------
*     Less than 1%
**    Mr. Langner resigned from the Company in September 2000.

(a) Information with respect to beneficial ownership is based upon the Company's stock records and data supplied to the Company by the holders.

(b) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities (including, without limitation, shares of Class B Common) exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to joint ownership with spouses and community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(c) Includes 29,750 shares of Class A Common and 2,455,000 Class B Common held by Laurie Munn, Mr. Munn's wife. Mr. Munn disclaims beneficial ownership of such shares.

(d)   Includes options to purchase 263,025 shares Class A Common.

(e)   Includes options to purchase 20,000 shares of Class A Common.

(f)   Includes options to purchase 200,000 shares of Class A Common.

(g) Includes 8,200 shares of Class A Common held by Mr. Josephberg's wife, as custodian for his daughter, 8,625 shares of Class A Common held by his son, 8,575 shares of Class A Common held by his daughter, 50,333 shares Class A Common held by JG Partners, LP, which is owned 1% by Mr. Josephberg, and 99% by his family, and 12,900 shares of Class A Common and warrants to purchase 135,000 shares of Class A Common held by JG Capital, Inc., which is 100% owned by JG Partners, LP. Mr. Josephberg disclaims beneficial ownership of all securities reported herein. Mr. Josephberg also holds 10,000 options.

(h)   Includes options and warrants to purchase 838,025 shares of Class A
      Common.

      Laurie Munn has pledged all of shares of Class B Common held by her as security for the Company's obligations, approximately $2.0 million, owed to Donald Landis ("Landis"). In the event of a default by the Company, such lender is entitled to foreclose on the shares of Class B Common. Such event may result in a change of control of the Company.

      There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse the Company or any of its subsidiaries.

                             EXECUTIVE COMPENSATION

      The following table sets forth below information concerning the annual and long-term compensation for services in all capacities to the Company during the fiscal years ended June 30, 2000, 1999 and 1998 of the Named Officers.

Summary Compensation Table(a)

                                                             Long Term
                                                            Compensation
                                Annual Compensation (b)
                                                             Securities              All other
    Name and                                                 Underlying            Compensation
Principal Position      Year     Salary ($)   Bonus($)       Options (#)                ($)
------------------      ----     ----------   --------       -----------           ------------
Max Munn                2000        375,000    113,250                                10,096
Chief Executive         1999        220,231         --         3,250,000(c)                 (d)
Officer and President   1998        150,000         --                --                  --

Richard Belenski        2000        243,700     70,000
Executive Vice          1999        121,154                      363,025              65,000(g)
President

James Webster           2000        150,000    400,000           100,000
Chief Executive         1999        150,000    300,000
Officer of Stylecraft   1998                   300,000

James McCorry           2000        207,692         --
President of            1999        184,615     75,000(e)        300,000                  --
Habitat Solutions,      1998         83,333     75,000(e)
Inc.

Todd Langner*           2000        200,000     25,000
Executive Vice          1999        166,266     50,000           100,000              78,750(f)
President

*     Mr. Langner resigned from the Company in September 2000.

(a) Does not include perquisites and other personal benefits, securities or property, unless the aggregate amount of such compensation exceeds the lesser of $50,000 or 10% of the named executive officer's salary and bonus compensation.

(b) The salary and bonus amounts in the table are for the periods July 1 through June 30, 2000, 1999 and 1998.

(c) Includes options to purchase 2,500,000 shares of Class A Common and 250,000 shares of Series A Preferred Stock, par value $.01 per share ("Series A Preferred") (each of which is convertible into three shares of Class A Common).

(d) The executive is entitled to receive five time his annual salary and a number of shares equal to all outstanding options previously granted to the executive upon a "change of control" of the Company.

(e) The executive received 44,341 and 53,343 shares of Class A Common in fiscal 1999 and fiscal 2000, respectively, each issuance having a fair market value of $75,000 on the date of issuance.

(f) Includes 38,820 shares of Class A Common and $53,750 paid as a signing bonus.

(g) Includes options to purchase 63,025 shares of Class A Common at and exercise price of $.001 issued as a signing bonus.

Stock Options

      The following tables set forth information concerning the grant of stock options to each of the Named Officers in fiscal year 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                        Individual Grants

                                       Percent
                                       of Total
                        Number of      Options
                        Securities    Granted to  Exercise    Market                  Potential Realizable Value at Assumed
                        Underlying    Employees    or Base   Price on                      Annual Rates of Stock Price
                         Options      in Fiscal     Price    Date of    Expiration        Appreciation for Option Term
     Name                Granted      Year 2000    ($/sh)     Grant        Date           0%            5%           10%
     ----               ----------    ----------  --------   --------   ----------        --            --           ---
Max Munn                      --             --        --         --           --         --            --           --

Richard Belenski              --             --        --         --           --         --            --           --

James Webster            100,000(a)          20      1.00                  1/1/05          0             0            0

James McCorry                 --             --        --         --           --         --            --           --

Todd Langner                  --             --        --         --           --         --            --           --

----------
*     less than 1%

(a)   The options are immediately exercisable.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                     Number of Securities Underlying Options at       Value of Unexercisable In-the-Money Options at
Name                 Fiscal Year-End (#) Exercisable/Unexercisable    Fiscal Year-End ($) Exercisable/Unexercisable
----                 ---------------------------------------------    ----------------------------------------------
Max Munn                               0/2,500,000                                      0/0
                                         0/250,000                                      0/0

James McCorry                      200,000/100,000                                      0/0

Todd Langner                         20,000/80,000                                      0/0

Richard Belenski                   263,025/100,000                                 47,269/0

James Webster                      100,000/100,000                                      0/0

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee currently consists of Messrs. Josephberg and Lourie. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 1999. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

            COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board establishes and administers compensation policies applicable to the Company's executive officers. The key objective in setting such policies is to develop a program designed to attract and retain executives critical to the success of the Company and to reward and motivate these executives for performance which enhances the profitability of the Company and creates value for its shareholders.

      To achieve these objectives, the Compensation Committee has developed a competitive, market driven, base salary program coupled with a long-term incentive program consisting of incentive, non-qualified and performance based stock options with extended vesting periods. The Compensation Committee may also award discretionary cash bonuses. Base salaries, prior to incentive awards, for executive officers are fixed at levels believed to be within a competitive range for comparable positions in comparable companies.

      The base salary levels for all of the Named Executives were established by the Compensation Committee, except for Todd Langner. Mr. Langner's and Mr. Webster's salaries were determined by the entire Board at the time of the Company's acquisitions of Troy Lighting, Inc. and Stylecraft Lamps, Inc. The Compensation Committee believes that the salary levels of the Named Officers, including Mr. Langner and Mr. Webster, are consistent with its policies for determining base salary levels. The base salaries and stock option grants to all other executive officers of the Company were determined in accordance with the Compensation Committee's policies.

Report submitted by the Compensation Committee:
Roger Lourie, Chairman
Richard Josephberg

                            REPORT OF AUDIT COMMITTEE

To the Board of Directors of Interiors, Inc.:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended June 30, 2000.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosure and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10K for the year ended June 30, 2000.

Report submitted by the Audit Committee:
Richard Josephberg, Chairman
Roger Lourie

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      From time to time, the Company has entered into transactions with parties related to the Company. The Company believes that all transactions with related parties were entered into on terms no more or less favorable to the Company than could have been obtained from unrelated third parties.

      From time to time, the Company has entered into transactions with parties related to the Company. As of June 30, 2000 and 1999, the Company had no investments in affiliates.

      During fiscal year 1999, the Company generated management fees in the amount of $115,000 in connection with the provision of management services to Decor Group, Inc., a publicly-held affiliate ("Decor") which the Company began consolidating in its financial statements in October 1999 (Note 3). The Company owns 83,333 shares of Series A Non-Voting Convertible Preferred Stock, 6,666,667 shares of Series B Non-Convertible Voting Preferred Stock and 18,311 shares of Series C Non-Voting Convertible Preferred Stock of Decor. Such ownership amounts to approximately 78% of the voting securities of Decor. Mr. Munn is a director of Decor. In fiscal 1999, the Company entered into an agreement, which was subsequently terminated, to acquire Decor. In connection with such potential acquisition, the Company capitalized costs of investment banking services in the amount of $725,000 during fiscal 1998 based on the fair value of the trading securities received, 100,000 Class A Shares and 100,000 Series A Preferred Shares, as direct consulting fees. During the third quarter of fiscal 1999, the Company recorded an impairment loss of its entire investment, approximately $3,300,000 in Decor because the Company believed that based on Decor's financial condition its investment had been permanently impaired. The Company had established reserves for the uncollectibility of its entire receivable, approximately $1,000,000 owed to the Company by Decor and the possibility that the Company would be required to pay up to $300,000 pursuant to its guaranty of approximately $580,000 of indebtedness of Decor owed to Austin Financial. For the fiscal years 2000, 1999 and 1998, the Company recognized consulting and management fee income of $0, $115,000 and $70,000, respectively. The 1999 and 1998 management fee income and resulting receivable were written off during 1999 as discussed above.

      During fiscal year 1999, the Company loaned $275,000 to Photo-to-Art, Ltd. ("Photo-to-Art"). In addition, the Company was paid $76,000 from Photo-to-Art in connection with the sublease of certain space in the Company's facility located in Mount Vernon and $216,000 for the purchase of merchandise. The Company owns 270,000 shares, or approximately 0.5%, of the common stock of Photo-to-Art and warrants to purchase 120,000 common shares of Photo-to-Art at $4.50 per share. As of June 30, 1999, Photo-to-Art owed the Company $325,000 for which a $250,000 reserve had been established. Mr. Munn, the Company's Chairman, President and Chief Executive Officer, had personally guaranteed debt of Photo-to-Art owed to a third party in the amount of approximately $180,000. The Company acquired $28,000 of such debt. Photo-to-Art is currently being liquidated under Chapter 7 of the Bankruptcy Code. During fiscal 2000, the Company wrote off its remaining receivable from Photo-to-Art recognizing an additional loss of $75,000.

      During fiscal years 1999 and 1998, the Company earned $442,000 and $335,000 of management fees from entities that were subsequently acquired.

      During fiscal year 1999, the Company issued 375,000 Class B Shares to Laurie Munn, wife of the Company's Chief Executive Officer, in consideration for her personal guarantee of $5,300,000 of the Company's obligations in connection with its acquisitions of Windsor and Troy. In addition, the Company issued 1,350,000 Class B Shares to Ms. Munn upon the exercise of an option. The exercise price for the option was $1,350 in cash and a promissory note in the amount of $1,606,000. The note bears interest at a rate of 6.5% per annum and matures on December 8, 2005. As of June 30, 1999, Ms. Munn owes the Company $2,555,000 principal amount all of which is secured by a lien on 2,455,000 Class B Shares, and Ms Munn guarantees debt of the Company in the amount of $2,400,000. The Company is not accruing any interest on this obligation.

      During fiscal years 2000 and 1999, the Company paid Morris Munn, father of the Company's

Chairman, President and Chief Executive Officer, $71,000 and $64,000, respectively, for consulting services pursuant to a five-year agreement commencing June 30, 1996. The agreement has been extended for a period of five years until June 30, 2006. In June 1999, Decor paid Morris Munn $152,000 in settlement of a consolidated arbitration proceedings and other litigation involving Decor, Interiors, Max Munn, Laurie Munn, Morris Munn and Ann Stevens, sister of Max Munn.

      During fiscal year 1999, 3,750,000 Class A Shares were transferred out of escrow to an accredited investor as collateral for the $500,000 paid to Ann Stevens, sister of Max Munn, the Company's Chairman, President and Chief Executive Officer, as part of the Company's settlement agreement related to an employment agreement with Stevens. Of these shares, 1,250,000 Class A Shares were converted from Class B Shares previously held in escrow and 2,500,000 Class A Shares were issued out of such escrow. Total proceeds resulting from the transfer was $3,975,000, of which $3,700,000 was paid in cash and $275,000 was paid by satisfying a promissory note. In addition, the Company retired 10,000,000 Class A Shares previously held in such escrow.

      In connection with certain investment banking services provided during fiscal year 1999 by Josephberg Grosz, an affiliate of Richard Josephberg, a director of the Company, the Company issued (a) a four-year warrant to purchase 135,000 Class A Shares at $1.75 per share, 4,650 Class A Shares and $30,000 cash to JG Capital, Inc., (b) 15,000 Class A Shares to JG Partners, LP (c) 5,350 Class A Shares to various designees named by Richard Josephberg. The shares were valued at the fair market value on the date of issuance.

      During fiscal year 1999, the Company made advances aggregating $458,000 at 6.5% interest to Mr. Munn, the Company's Chairman, President and Chief Executive Officer. In September 1999, this entire amount was repaid to the Company and the Company forgave all related interest. Subsequently, the Company made advances aggregating $283,000 at 6.5% interest during fiscal year 2000, which were outstanding as of June 30, 2000. The Company is not accruing any interest on this obligation.

      The Company will not permit loans or other transactions among the Company and the officers, directors, principal shareholders, or affiliates of any of them for other than bona fide business purposes or on terms no less favorable than could be obtained from third parties, unless approved by a majority of the disinterested directors and the independent directors, if any, of the Company.

      Mr. Munn may be deemed to be a "parent" or "promoter" of the Company, as that term is defined in the Securities Act.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who beneficially own more than ten percent of the Class A Shares ("Section 16 Participants"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of such forms furnished to the Company and certain representations from the Section 16 Participants, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis, except for Robert J. Conologue and James G. Bloise, who will file their initial reports late.

                             APPOINTMENT OF AUDITORS
                                (PROPOSAL NO. 2)

      The firm of Arthur Andersen LLP, independent auditors, has been the Company's independent auditors since October 9, 1990 and has been selected by the Board to serve as its independent auditors for the fiscal year ending June 30, 2001.

      The independent auditors meet periodically with the Audit Committee of the Board. The members of the Audit Committee are Richard Josephberg and Roger Lourie.

      Professional services performed by Arthur Andersen LLP for the fiscal year ended June 30, 2000 consisted of an audit of the financial statements of the Company, consultation on interim financial information, services related to filings with the Securities and Exchange Commission, meetings with the Company's Audit Committee, and consultation on various matters relating to accounting and financial reporting.

      The Audit Committee approved in advance or ratified each of the major professional services provided by Arthur Andersen LLP and considered the possible effect of each such service on the independence of that firm.

      Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement, if they desire, and will be available to respond to appropriate questions during the Meeting.

      THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
AUDITORS

              APPROVAL OF A ONE FOR TEN REVERSE STOCK SPLIT OF THE
             COMPANY'S OUTSTANDING COMMON STOCK WITHOUT ANY DECREASE
               IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                                (PROPOSAL NO. 3)

      The Company's Board of Directors has unanimously approved and recommended that the stockholders of the Company approve an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation"), to effect a one for ten reverse stock split of the Company's outstanding shares of Class A Common and Class B Common (together, "Common Stock") without reducing the Company's authorized shares of Common Stock (the "Reverse Split Amendment") in the form attached hereto as Exhibit A.

      If this proposal is approved by stockholders, the Reverse Split Amendment would become effective on any date (the "Effective Date") selected by the Board of Directors on or prior to the Company's next Annual Meeting of Stockholders. If the Reverse Split Amendment is not effected by such date, the Board will take action to abandon the Reverse Split Amendment and, if necessary, again seek stockholder approval.

Purposes of the Reverse Split Amendment

      The Board of Directors believes the Reverse Split Amendment is desirable for several reasons. The Reverse Split Amendment should enhance the acceptability of the Common Stock by the financial community and the investing public. The reduction in the number of issued and outstanding shares of Common Stock caused by the Reverse Split Amendment is anticipated initially to increase proportionally the per share market price of the Common Stock. The Board of Directors also believes that the proposed Reverse Split Amendment may result in a broader market for the Common Stock than that which currently exists. The expected increased price level may encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's shareholders, although such liquidity could be adversely affected by the reduced number of shares of Common Stock outstanding after the Effective Date. Additionally, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of the policies and practices pertain to the payment of broker's commissions and to time consuming procedures that function to make the handling of lower priced stocks economically unattractive to brokers. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue. The proposed Reverse Split Amendment could result in a price level for the Common Stock that will reduce, to some extent, the effect of the above-referenced policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the Common Stock. Any reduction in brokerage commissions resulting from the Reverse Split Amendment may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by shareholders selling "odd lots" created by such Reverse Split Amendment.

Advantages

      The Reverse Split Amendment will result in an increase in the Company's authorized and unissued shares. The increase in the portion of authorized shares that would be unissued after the reverse stock split (the "Increased Available Portion of Shares") could be used for any proper corporate purpose approved by the Board of Directors of the Company. The Increased Available Portion of Shares will provide the Company with additional flexibility to issue additional shares in connection with future financings. The Company does not currently have any plans to utilize the Increased Available Portion of Shares.

Disadvantages

      Because the Reverse Split Amendment will result in the Increased Available Portion of Shares, it may be construed as having an anti-takeover effect, although neither the Board of Directors nor the management of the Company views this proposal in that perspective. However, the Company could use the Increased Available Portion of Shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, shares of Common Stock may be issued in the event that the rights issued in connection with the Company's Stockholder Rights Plan are exercised. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the By-Laws or certain provisions of the Certificate of Incorporation would not receive the requisite vote. Such uses of the Common Stock could render more difficult, or discourage, an attempt to acquire control of the Company, if such transaction were opposed by the Board of Directors. Further, the Increased Available Portion of Shares not otherwise required to meet the Company's obligations under its Certificate of Incorporation could be issued by the Company without further stockholder approval, which could result in further dilution to the holders of Common Stock.

Required Vote

      In order to be adopted, this proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Exchange of Stock Certificates

      If the Reverse Split Amendment is approved by the Company's stockholders, the Company will instruct its transfer agent to act as its exchange agent (the "Exchange Agent") and to act for holders of Common Stock in implementing the exchange of their certificates.

      Commencing on the Effective Date, stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing post-reverse split Common Stock. One share of new Common Stock will be issued in exchange for each ten presently issued and outstanding shares of Common Stock. Beginning on the Effective Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of shares of post-reverse split Common Stock.

Liquidation of Fractional Shares

      Fractional certificates will not be issued in connection with the reverse stock split. Fractional shares will be rounded up to the nearest whole number. As a result of the reverse stock split, stockholders who now own "round lots" may hold "odd lots" and, as a result, may be subject to increased transaction costs on the sale of their Common Stock.

Federal Income Tax Consequences

      The reverse stock split should not result in the recognition of gain or loss. The holding period of the shares of post-split Common Stock will include the stockholder's respective holding periods for the shares of pre-reverse split Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of post-reverse split Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor.

      Although not free from doubt, the above treatment should also apply with respect to additional shares received for fractional shares. However, it is possible that the receipt of additional shares could be wholly or partly taxable. Holders should consult with their own tax advisors.

No Dissenter's Rights

      Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to the reverse stock split.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE REVERSE STOCK SPLIT.

                                PERFORMANCE GRAPH

      The following performance graph compares the cumulative total shareholder return on the Company's Class A Shares against the cumulative total return of the Russell 2000 Index and the MG Home Furnishings/Fixtures Index from July 1, 1995 through June 30, 2000. The graph assumes an investment of $100 in Class A Shares and in each index on July 1, 1995, and that all dividends were reinvested.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                             AMONG INTERIORS, INC.,
           RUSSELL 2000 INDEX AND MG HOME FURNISHINGS/FIXTURES INDEX

                              [LINE GRAPH OMITTED]

                     ASSUMES $100 INVESTED ON JULY 1, 1995
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JUNE 30, 2000

                                  OTHER MATTERS

      Management knows of no other business to be presented at the Meeting. If other matters do properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment.

                              STOCKHOLDER PROPOSALS

      Proposals by stockholders to be presented at the Company's 2001 annual meeting must be received by the Company no later than 120 days prior to December 15, 2001, in order to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting.

                             STOCKHOLDER INFORMATION

      ANY PERSON FROM WHOM PROXIES FOR THE MEETING ARE SOLICITED MAY OBTAIN, IF NOT ALREADY RECEIVED, FROM THE COMPANY, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE 2000 FISCAL YEAR BY WRITTEN REQUEST ADDRESSED TO THE COMPANY, 320 WASHINGTON STREET, MT. VERNON, NEW YORK, 10553, ATTENTION:
SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                                        By Order of the Board of Directors,


                                        DAVID A. SCHWARTZ
                                        General Counsel, Executive Vice
                                            President & Secretary

Dated: November 3, 2000

                                 INTERIORS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 15, 1999

      Max Munn, Robert Conologue and David A. Schwartz, and each of them, with full power of substitution, are hereby authorized to represent and to vote the shares of Class A Common Stock, $.001 par value, and Class B Common Stock, $.001 par value, of Interiors, Inc. held of record by the undersigned on October 27, 2000, as directed and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on December 15, 2000 and at any adjournment or postponement thereof, as if the undersigned were present and voting at the meeting.

      Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked by you at any time prior to its use.

      The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR all proposals.

      The Board of Directors recommends a vote FOR each of the nominees named in Proposal No. 1 and FOR Proposal No. 2 and Proposal No, 3.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS:  1) Max Munn, 2) Roger Lourie, 3) Richard Josephberg and
                        4) James G. Bloise

                        |_| For All Nominees       |_| Withhold All Nominees

      To withhold authority to vote for any individual nominee(s), write the nominee's names on the space(s) provided below:

--------------------------------------------------------------------------------

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT     FOR |_|    AGAINST |_|    ABSTAIN |_|
OF ARTHUR ANDERSEN LLP AS
INDEPENDENT AUDITORS.

--------------------------------------------------------------------------------

PROPOSAL NO. 3:
APPROVAL OF ONE FOR TEN         FOR |_|    AGAINST |_|    ABSTAIN |_|
REVERSE STOCK SPLIT OF THE
COMPANY'S OUTSTANDING COMMON
STOCK WITHOUT ANY DECREASE
IN THE NUMBER OF AUTHORIZED
SHARES OF COMMON STOCK


Dated___________________, 2000          ________________________________________
                                        Signature


Dated___________________, 2000          ________________________________________
                                        Signature if held jointly

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                                                       EXHIBIT A

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                                 INTERIORS, INC.

      Interiors, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to Section 242 of the DGCL, does hereby certify as follows:

      1. The Board of Directors of the Company, by unanimous written consent on September 18, 2000, adopted resolutions proposing and declaring advisable that the certificate of incorporation of the Company (as heretofore amended and supplemented, the "Certificate of Incorporation") be amended as follows:

      The following new paragraph shall be, and hereby is, added to the Certificate of Incorporation immediately before the paragraph in Article FOURTH that begins with the words, "Of such shares, the total number of shares of Preferred Stock":

      "Each share of Class A Common Stock issued and outstanding immediately prior to the time (the "Effective Time") that a Certificate of Amendment containing this paragraph becomes effective in accordance with the General Corporation Law of the State of Delaware, 8 Del.C. ss. 101 et seq. (the "DGCL") shall be, and hereby is, reclassified and changed into one-tenth of one (0.1) fully paid and nonassessable share of the Company's Class A Common Stock (the "New Class A Common Stock"), and each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be and hereby is reclassified and changed into one-tenth of one (0.1) fully paid and nonassessable share of the Company's Class B Common Stock (the "New Class B Common Stock") (such shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the Effective Time being herein referred to as the "Old Common Stock"), all without further act of the Company or its stockholders, but subject to the further provisions of this paragraph. Fractional shares of New

Class A Common Stock and of New Class B Common Stock shall be rounded up to the next whole number in connection with such reclassification. At the Effective Time, the holders of Old Common Stock shall cease to be holders of such shares, and shall be and become holders of fully paid and nonassessable shares of New Class A Common Stock or New Class B Common Stock, as the case may be, upon the basis specified in the first sentence of this paragraph, whether or not certificates for such shares of New Class A Common Stock or New Class B Common Stock, as the case may be, are then issued and delivered, and the holders of Old Common Stock shall cease to be entitled to any rights, preferences, privileges or claims which they theretofore had or may now or hereafter have by reason of the holding or owning of such Old Common Stock and each and all such rights, preferences, privileges and claims shall be and hereby is declared to be in all respects forever released, discharged and extinguished and of no force or effect whatsoever; provided, however, that each certificate that immediately prior to the Effective Time represented Old Common Stock shall thereafter represent that number of shares of New Class A Common Stock or New Class B Common Stock, as the case may be, into which the Old Common Stock represented by such certificate shall have been reclassified, and that each holder of a certificate or certificates that immediately prior to the Effective Time represented Old Common Stock shall be entitled, upon surrender of such certificate or certificates to the Company for cancellation, to receive new certificates representing the number of fully paid and nonassessable shares of New Class A Common Stock or New Class B Common Stock, as the case may be, into which such Old Common Stock has been reclassified and changed as provided herein."

      2. Thereafter, pursuant to resolution of the Board of Directors of the Company, the foregoing amendments were submitted to the stockholders of the Company entitled to vote thereon at a meeting duly convened and held on December 15, 2000, and said amendments were duly adopted in accordance with the DGCL.

      IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed and acknowledged in accordance with Section 103 of the DGCL.

                                        INTERIORS, INC.


                                        By:_____________________________________
                                              Max Munn
                                              Chairman